             News Release

Contacts:
KLX Energy Services
Geoffrey C. Stanford, SVP, Interim CFO & CAO 832-930-8066
IR@klxenergy.com
Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston
(713) 529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES ANNOUNCES APPOINTMENT OF
FRANKLIN S. EDMONDS, JR. AND E. DIRK HALLEN TO BOARD OF DIRECTORS

HOUSTON – October 29, 2026 – KLX Energy Services Holdings, Inc. (NASDAQ: KLXE) (“KLX” or the “Company”) today announced the appointment of Franklin S. Edmonds, Jr. and E. Dirk Hallen to its Board of Directors (the “Board”) as independent directors, effective October 29, 2026. They succeed John Collins and Tom McCaffrey who have resigned from the Board. Messrs. Edmonds and Hallen will both serve on the Board’s Nominating and Governance Committee. Additionally, Mr. Edmonds will serve on the Audit Committee and Mr. Hallen will serve on the Compensation Committee.
“We are pleased to welcome Frank and Dirk to the KLX Board,” said Chris Baker, President and Chief Executive Officer of KLX. “Frank’s extensive background in investments, capital allocation and corporate governance, together with Dirk’s substantial oilfield services, operational and strategic experience, will bring valuable and complementary perspectives to the Board as we continue to execute our business strategy and enhance long-term value for our shareholders.”
Mr. Baker added, “On behalf of the Board and the Company, I thank John Collins and Tom McCaffrey for their many years of dedicated service and leadership. Their contributions have helped guide the Company during a challenging transition through the Covid era and a transformational capital rebalancing, and we are grateful for the lasting impact they have made. We wish them both continued success in their future endeavors.”
Franklin S. Edmonds, Jr.
Franklin S. Edmonds, Jr. brings more than three decades of experience across public and private investments, capital markets, corporate governance and strategic oversight. He served as an independent director and member of the Strategic Review Committee of Atkore Inc. (NYSE: ATKR) before its sale to Prysmian S.p.A in October 2026. He serves as a board member and

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investor in a number of privately held businesses and real estate ventures. From 2013 to 2019, Mr. Edmonds was as Co-Managing Partner and Head of Research at Panning Capital Management. He previously served as a Partner at King Street Capital, where he was one of five partners, served on the firm’s Global Investment Committee and managed its global research team. Earlier in his career, he held investment positions with Oak Hill Advisors and Lehman Brothers. Mr. Edmonds currently serves on the board of the University of Virginia Investment Management Company, as Chair of the Jefferson Scholars Foundation and as a board member of the University of Virginia’s Darden Graduate School of Business. He earned J.D. and M.B.A. degrees from the University of Virginia School of Law and the Darden Graduate School of Business and a Bachelor of Arts degree in American Studies from the University of Virginia.
E. Dirk Hallen
E. Dirk Hallen has more than 12 years of experience in completions-focused oilfield services, spanning frac sand, proppant logistics and pressure pumping, along with a background in strategy consulting, corporate transactions and business transformation. From 2024 to 2026, Mr. Hallen served as Chief Executive Officer and a director of HC Minerals, which was spun out of Hi-Crush Inc. to hold their Northern White sand and rail logistics platform before the assets were sold to Iron Oak Energy in 2025. From 2020 to 2024, he was Chief Executive Officer and a director of Hi-Crush Inc., an integrated provider of frac sand and logistics services for North American oil and gas completions. Mr. Hallen was tasked with leading Hi-Crush following its emergence from bankruptcy in 2020, focusing on reducing costs, driving operational excellence, improving safety performance, and accelerating growth. That turnaround culminated in the 2024 sale of the majority of the company’s assets to Atlas Energy Solutions. As Hi-Crush’s designee, he also served on the board of PropX, a provider of last-mile containerized proppant delivery solutions, through its sale to Liberty Energy in 2021. Previously, Mr. Hallen co-founded Pronghorn Logistics, a provider of outsourced frac sand supply-chain services to E&P operators, and served as its Chief Executive Officer from 2017 until Hi-Crush acquired it in 2019. Prior to that, he held senior roles at RockPile Energy Services, an oilfield services provider acquired by Keane Group in 2017. Earlier in his career, he was a management consultant in the energy practice of Booz & Company. Mr. Hallen holds an M.B.A. from the McCombs School of Business at The University of Texas at Austin and a B.S. from California Polytechnic State University, San Luis Obispo.
About KLX Energy Services
KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially from those expressed or implied by these forward-looking statements as a result of various risks and uncertainties. Readers are encouraged

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to review the Company’s filings with the Securities and Exchange Commission for a discussion of factors that could affect future results.

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